Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
November 14, 2018	TRADED: Nasdaq

LANCASTER COLONY INCREASES REGULAR CASH DIVIDEND;
REELECTS TWO INCUMBENT DIRECTORS AND ELECTS ONE NEW DIRECTOR
WESTERVILLE, Ohio, November 14 - Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 65 cents per common share, marking 56 consecutive years of increasing regular cash dividends. The company is one of only 14 U.S. companies with 56 straight years of regular cash dividend increases. The dividend will be payable December 28, 2018 to shareholders of record on December 7, 2018. As of the record date for today’s annual shareholder meeting, there were 27,487,869 common shares outstanding.
Voting at the annual meeting, shareholders reelected two incumbent directors. They are Neeli Bendapudi, President of the University of Louisville, and William H. Carter, retired Executive Vice President and Chief Financial Officer of Hexion Inc. The shareholders also elected to the board Michael H. Keown, President, Chief Executive Officer and Director of Farmer Brothers, replacing James B. Bachmann, who is retiring from the board after serving as a director for the past 15 years.
David A. Ciesinski, Chief Executive Officer of Lancaster Colony, commented, “The increased regular cash dividend reflects the company’s continued strong financial position and will be the 222nd consecutive quarterly cash dividend paid by the company since September 1963.” He noted that the indicated annual payout for the current fiscal year ending June 30, 2019 is $2.55 per share, up from the $2.35 per share paid in fiscal 2018.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope”, “indicated” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements.

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PAGE 2 / LANCASTER COLONY INCREASES REGULAR CASH DIVIDEND; ELECTS DIRECTORS

Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	changes in our cash flow or use of cash in various business activities; and

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President and CFO, or
Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com